EXHIBIT 10.2

MOTIVE COMMUNICATIONS, INC.

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of June 30, 2003, by and between COMERICA BANK-CALIFORNIA (“Bank”) and MOTIVE COMMUNICATIONS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of November 15, 2000, as amended from time to time, including but not limited to that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of June 1, 2001, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of July 18, 2001, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of August 7, 2001, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of December 28, 2001, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of March 22, 2002, that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of August 30, 2002, and that certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated as of October 4, 2002 (collectively, the “Original Agreement”).

Borrower and Bank wish to amend and restate the terms of the Original Agreement. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“ACH Sublimit” means Three Hundred Thousand Dollars of the Committed Revolving Line available for ACH origination, pursuant to the Bank’s standard forms of agreement therefore. FIRST

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts; plus (ii) eighty percent (80%) of Eligible Foreign Accounts, subject to approval by Bank as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, Equipment Advance, Facility B Equipment Advance, Facility C Term Advance, Facility D Equipment Advance, Letter of Credit, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank as a consequence of any Collateral audits done pursuant to Section 6.3 in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)    Accounts that the account debtor has failed to pay within one hundred twenty (120) days of invoice date;

(b)    Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within one hundred twenty (120) days of invoice date;

(c)    Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)    Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e)    Accounts with respect to which the account debtor is an Affiliate of Borrower;

(f)    Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g)    Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 [31 U.S.C. § 3727] ;

(h)    Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(i)    Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)    Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k)    Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance” has the meaning set forth in Section 2.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Existing Term Loans” means the First Existing Term Loan and the Second Existing Term Loan.

“Facility B Term Loan” has the meaning assigned to it in Section 2.1(d).

“Facility B Term Loan Maturity Date” has the meaning assigned to it in Section 2.1(d).

“Facility C Term Loan” has the meaning assigned to it in Section 2.1(e).

“Facility C Term Loan Maturity Date” means the earlier of (i) thirty-six (36) months from the date amortization of the Facility C Term Loan commences (as set forth in Section 2.3(a)(v)), but no later than December 31, 2006, or (ii) at Bank’s option, in its sole and absolute discretion, thirty (30) days from the date Borrower receives gross proceeds of at least Fifty Million Dollars ($50,000,000) in an initial public offering of Borrower’s equity securities.

“Facility D Equipment Advance” has the meaning set forth in Section 2.1(f).

“Facility D Equipment Drawdown Expiration Date” means August 30, 2003.

“Facility D Equipment Line” means a credit extension of up to One Million Five Hundred Thousand Dollars ($1,500,000).

“Facility D Maturity Date” means August 30, 2005.

“Facility E Term Loan” has the meaning assigned to it in Section 2.1(g).

“First Existing Term Loan” has the meaning assigned in Section 2.1(b)(i).

“GAAP” means generally accepted accounting principles as in effect from time to time.

“GmbH” means Motive Communications GmbH, a company organized and existing under and by virtue of the laws of Switzerland, a wholly owned subsidiary of Borrower.

“Guarantor” shall mean each of Holdings, Limited and GmbH.

“Holdings” means Motive Communications Holdings, Inc., a Delaware corporation, a wholly owned subsidiary of Borrower.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)    Copyrights, Trademarks and Patents;

(b)    Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)    Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)    Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)    All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)    All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“LIBOR Base Rate” means, for any LIBOR Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) three (3) Business Days before the first day of such LIBOR Interest Period for a period approximately equal to such LIBOR Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Interest Period” means for each LIBOR Rate Advance, a period of approximately ninety (90) or one-hundred eighty (180) days, as Borrower may elect, provided that the last day of a LIBOR Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the Revolving Maturity Date.

“LIBOR Rate” shall mean, for any LIBOR Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such LIBOR Interest Period divided by (ii) 1 minus the Reserve Requirement for such LIBOR Interest Period.

“LIBOR Rate Advances” means the Revolving Line or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Limited” means Motive Communications (UK) Limited, a company organized and existing under and by virtue of the laws of the United Kingdom, a wholly owned subsidiary of Borrower.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the priority of Bank’s security interests in the Collateral.

“Motive U.K.” means Motive Communications (UK) Limited.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)    Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)    Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $1,000,000 in the aggregate at any given time; and

(d)    Subordinated Debt.

“Permitted Investment” means:

(a)    Investments existing on the Closing Date disclosed in the Schedule;

(b)    (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two (2) years from the date of acquisition thereof, (ii) commercial paper maturing no more than two (2) years from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than two (2) years from the date of investment therein issued by Bank and (iv) Bank’s money market accounts; and

(c)    International and domestic subsidiaries as Borrower may deem appropriate or necessary in the exercise of its reasonable business judgment to further the international and domestic expansion of the Borrower, provided that such investments shall not exceed (x) Five Hundred Thousand Dollars ($500,000) per quarter for each Subsidiary other than Motive U.K., and (y) One Million Seven Hundred Thousand Dollars ($1,700,000) per quarter for Motive U.K. (collectively, the “Permitted Downstreaming”), or as otherwise approved in writing by Bank in Bank’s sole discretion.

“Permitted Liens” means the following:

(a)    Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)    Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (ii) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Vice President of Finance of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Fifteen Million Dollars ($15,000,000).

“Revolving Maturity Date” means the day before the first anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Second Existing Term Loan” has the meaning assigned in Section 2.1(b)(ii).

“Shares” means (i) sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding capital stock owned or held of record by Borrower GmbH and Limited, and (ii) one hundred percent (100%) of the issued and outstanding capital stock owned or held of record by Borrower in Holdings.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate. Notwithstanding the foregoing, the term “Subsidiary” shall not include Motive Communications Australia Pty Ltd; BroadJump Japan K.K.; BroadJump (UK) Limited; or BroadJump Australia Pty Ltd. (collectively, the “Dissolving Subsidiaries”).

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries, plus redeemable preferred convertible preferred stock, plus Subordinated Debt, minus intangible assets, on a consolidated basis determined in accordance with GAAP.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.    LOAN AND TERMS OF PAYMENT.

2.1    Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)    Revolving Advances.

(i)    Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate face amount of all outstanding Letters of Credit and the ACH Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all

Advances under this Section 2.1(a) shall be immediately due and payable. Subject to the terms hereof, Borrower may prepay any Advances without penalty or premium.

(ii)    Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business Day that a Prime Rate Advance is to be made, and 3:00 p.m. California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2(a) to Borrower’s deposit account.

Each such notice shall specify:

a)    the date such Advance is to be made, which shall be a Business Day;

b)    the amount of such Advance;

c)    whether such Advance is to be a Prime Rate Advance or a LIBOR Rate Advance; and

d)    if the Advance is to be a LIBOR Rate Advance, the Interest Period for such Advance.

Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in substantially the form of Exhibit B-2 hereto executed by Borrower.

(iii)    Prime Rate Advances. The outstanding principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to one percent (1.00%) above the Prime Rate. Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance, together with accrued but unpaid interest, on the Revolving Maturity Date.

(iv)    LIBOR Rate Advances. Each LIBOR Rate Advance shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000). The outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus 300 basis points for such LIBOR Rate Advance. The entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the earlier of (i) the last day of the LIBOR Rate Interest Period for such LIBOR Rate Advance, and (ii) the Revolving Maturity Date.

(v)    Prepayment of the Advances. Borrower may at any time prepay any Prime Rate Advance or any LIBOR Rate Advance, in full or in part. Each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than One Hundred Thousand Dollars ($100,000). Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Bank not later than 10:00 a.m. California time on the date of the prepayment of a Prime Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances prepaid. Each prepayment of a LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.6.

(b)    Existing Term Loans.

(i)    As of June 30, 2003, there are outstanding advances under an equipment term loan executed under the Original Loan Agreement as amended (the “First Existing Term Loan”) in the principal amount equal to $257,249. Borrower shall not request or receive any further advances under the First Existing Term Loan. Interest shall continue to accrue on the First Existing Term Loan at the rate specified in Section 2.3. Payments on the First Existing Term Loan shall continue to be made in equal payments of principal, plus all accrued interest, on the last day of each month, through January 1, 2004, at which time all amounts due under this Section 2.1(b)(i) shall be immediately due and payable. Advances under the First Existing Term Loan, once repaid, may not be reborrowed. Borrower may prepay all advances under the First Existing Term Loan without penalty or premium.

(ii)    As of June 30, 2003, there are outstanding advances under an equipment term loan (other than the First Existing Term Loan) executed under the Original Loan Agreement as amended (the “Second Existing Term Loan”) in the principal amount equal to $241,612. Borrower shall not request or receive any further advances under the Second Existing Term Loan. Interest shall continue to accrue on the Second Existing Term Loan at the rate specified in Section 2.3. Payments on the Second Existing Term Loan shall continue to be made in equal payments of principal, plus all accrued interest, on the last day of each month, through June 30, 2004, at which time all amounts due under this Section 2.1(b)(ii) shall be immediately due and payable. Advances under the Second Existing Term Loan, once repaid, may not be reborrowed. Borrower may prepay all advances under the Second Existing Term Loan without penalty or premium.

(c)    Letters of Credit.

(i)    Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances and the ACH Sublimit at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $1,800,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee equal to one and one half percent (1.5%) per annum of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

(ii)    The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(d)    Facility B Term Loan. As of June 30, 2003, there are outstanding advances under an equipment term loan executed under the Original Loan Agreement as amended (the “Facility B Term Loan”) in the principal amount equal to $500,000. Borrower shall not request or receive any further advances under the Facility B Term Loan. Interest shall continue to accrue on the Facility B Term Loan at the rate specified in Section 2.3(a). Payments on the Facility B Term Loan shall continue to be made in equal payments of principal, plus all accrued interest, on the last day of each month, through October 31, 2003 (the “Facility B Term Loan Maturity Date”), at which time all amounts due under this Section 2.1(d) shall be immediately due and payable. Advances under the Facility B Term Loan, once repaid, may not be reborrowed. Borrower may prepay all advances under the Facility B Term Loan without penalty or premium.

(e)    Facility C Term Loan. As of June 30, 2003, there are outstanding advances under a multi-draw term loan executed under the Original Loan Agreement as amended (the “Facility C Term

Loan”) in the principal amount equal to $6,000,000. Borrower shall not request or receive any further advances under the Facility C Term Loan. Interest shall continue to accrue on the Facility C Term Loan at the rate specified in Section 2.3(a). Payments on accrued interest shall be made monthly, on the last day of each month, through December 31, 2003, provided that (i) Borrower has a sufficient Borrowing Base and (ii) Borrower is in compliance with all covenants. Beginning on January 31, 2004, Borrower shall make thirty-six (36) equal payments of principal, plus all accrued interest, on the last day of each month, through December 31, 2006, at which time all amounts due under this Section 2.1(e) shall be immediately due and payable. Advances under the Facility C Term Loan, once repaid, may not be reborrowed. Borrower may prepay all advances under the Facility C Term Loan without penalty or premium.

(f)    Facility D Equipment Advances.

(i)    Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through the Facility D Equipment Drawdown Expiration Date, Bank agrees to make advances (each a “Facility D Equipment Advance” and, collectively, the “Facility D Equipment Advances”) to Borrower in an aggregate outstanding amount not to exceed the Facility D Equipment Line. Each Equipment Advance shall not exceed eighty percent (80%) of the invoice amount of equipment, software and corporate purposes approved by Bank from time to time (which Borrower shall, in any case, have purchased within 90 days of the date of the corresponding Facility D Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expense. The aggregate amount of Facility D Equipment Advances used to purchase software may not exceed One Hundred Fifty Thousand Dollars ($150,000).

(ii)    Interest shall accrue from the date of each Facility D Equipment Advance at the rate specified in Section 2.3(a)(vii), and shall be payable monthly on the last day of each month. The Facility D Equipment Advances which were outstanding on March 1, 2003 and which began amortizing on March 31, 2003, shall continue to be payable in equal monthly installments of principal, plus all accrued interest, on the same day of each month until paid in full. Any Facility D Equipment Advances that are outstanding on September 1, 2003 (which were not outstanding on March 1, 2003), shall be payable in twenty four (24) equal monthly installments of principal, plus all accrued interest, beginning on September 30, 2003 and continuing on the same day of each month thereafter through the Facility D Equipment Maturity Date, at which time all amounts due under this Section 2.1(f) shall be immediately due and payable. Facility D Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Facility D Equipment Advances without penalty or premium.

(iii)    When Borrower desires to obtain a Facility D Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Facility D Equipment Advance is to be made. Such notice shall be substantially in the form of

Exhibit B-1. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment to be financed.

(g)    Facility E Term Loan. As of June 30, 2003, there are outstanding advances under an equipment term loan assumed by Borrower upon its acquisition of BroadJump, Inc. (the “Facility E Term Loan”) in the principal amount equal to $160,000. Interest shall continue to accrue on the Facility E Term Loan at the rate specified in Section 2.3(a). Payments on the Facility E Term Loan shall continue to be made in equal payments of principal, plus all accrued interest, on the last day of each month, through September 9, 2003, at which time all amounts due under this Section 2.1(g) shall be immediately due and payable. Advances under the Facility E Term Loan, once repaid, may not be reborrowed. Borrower may prepay all advances under the Facility E Term Loan without penalty or premium.

2.2    Overadvances. If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit and the ACH Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3    Interest Rates, Payments, and Calculations.

(a)    Interest Rates.

(i)    Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at the rates specified in Sections 2.1(a) (iii) and (iv) hereof.

(ii)    Existing Term Loans. Except as set forth in Section 2.3(b), the Existing Term Loans shall bear interest, on the outstanding daily balance thereof, at a rate equal to two and one-half percent (2.50%) above the Prime Rate.

(iii)    Facility B Equipment Advances. Except as set forth in Section 2.3(b), the Facility B Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one half of one percent (0.50%) above the Prime Rate.

(iv)    Facility C Term Loan. Except as set forth in Section 2.3(b), the Facility C Term Loan shall bear interest, on the outstanding daily balance thereof, at a rate equal to three percent (3.00%) above the Prime Rate.

(v)    Facility D Equipment Advances. Except as set forth in Section 2.3(b) the Facility D Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to two and one-half percent (2.50%) above the Prime Rate.

(vi)    Facility E Term Loan. Except as set forth in Section 2.3(b), the Facility E Term Loan shall bear interest, on the outstanding daily balance thereof, at a rate equal to one half of one percent (0.50%) above the Prime Rate.

(b)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)    Payments. Interest hereunder shall be due and payable on the last calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4    Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default (notice of which shall be provided to Borrower), the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.

Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5    Fees. Borrower shall pay to Bank the following:

(a)    Facility Fee. No Facility Fee is required at this time; and

(b)    Bank Expenses. Within thirty (30) days of the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses; and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

(c)    Non-Usage Fee. A fee equal to one quarter of one percent (0.250%) of the difference between the amount then available under the Revolving Line and the average Daily Balance outstanding thereunder during the term hereof, paid quarterly in arrears, which shall be nonrefundable.

2.6    Conversion/Continuation of Extensions.

(i)    Borrower may from time to time submit in writing a request that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B-2, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Bank’s receipt of such a request from Borrower, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

a)    no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

b)    no party hereto shall have sent any notice of termination of the Agreement;

c)    Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Rate Advances;

d)    the amount of a LIBOR Rate Advance shall be $500,000 or such greater amount which is an integral multiple of $100,000; and

e)    Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank as of the date of the request for such LIBOR Rate Advance.

Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Advances.

(ii)    Any LIBOR Rate Advances shall automatically convert to Prime Rate Advances upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Bank’s option, convert to Prime Rate Advances in the event that an Event of Default shall exist. Borrower shall pay to Bank, upon demand by Bank any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to any of the foregoing.

2.7    Additional Requirements/Provisions Regarding LIBOR Rate Advances.

(i)    If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such LIBOR Rate Advance, Borrower shall on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Bank. Bank’s determination as to such amount shall be conclusive absent manifest error.

(ii)    Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change that:

a)    changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office); or

b)    imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Credit Extensions or any deposits referred to in the definition of “LIBOR Base Rate”); or

c)    imposes any other material condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Agreement that will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 2.7. Determinations and allocations by Bank for purposes of this Section 2.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions or of making or maintaining Credit Extensions or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(iii)    Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

(iv)    If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(v)    If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods or any other period are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank’s obligation to make the LIBOR Rate Advances shall terminate, unless Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.7(i)).

2.8    Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.    CONDITIONS OF LOANS.

3.1    Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)    this Agreement;

(b)    a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)    UCC National Form Financing Statement;

(d)    a second amended and restated intellectual property security agreement;

(e)    securities account control agreement for Comerica Securities;

(f)    an unconditional guaranty, executed by each Guarantor, within thirty (30) days of the Closing Date;

(g)    an third party security agreement, executed by each Guarantor, within thirty (30) days of the Closing Date;

(h)    subject to Section 4.4, the certificate(s) for the Shares, together with an instrument of assignment duly executed in blank by Borrower;

(i)    agreement to provide insurance; and

(j)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)    timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2    Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral (except for Permitted Investments, prior to an Event of Default), all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3    Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4    Pledge of Shares. Borrower hereby pledges, assigns and grants to Bank a security interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within thirty (30) days of the Closing Date, the certificate or certificates for the Shares shall be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. Borrower shall cause the books of each entity whose shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of the Shares into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this

Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.    REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

5.3    No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

5.4    Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5    Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6    Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents that has been registered with the Patent and Trademark Office is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in the Schedule and Borrower has paid for and owns all Equipment financed by Bank hereunder.

5.8    Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10    Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11    Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12    Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13    Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15    Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

5.16    Accounts. Borrower shall maintain its primary depository, operating, and investment accounts with Bank and/or Comerica Securities, Inc. Notwithstanding the foregoing, Borrower may not have depository, operating and/or investment accounts outside Bank or Comerica Securities, Inc. aggregating in excess of Two Million Dollars ($2,000,000) without a control agreement over such accounts in form and content reasonably satisfactory to Bank.

5.17    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.18    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.    AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1    Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2    Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3    Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement (and, within thirty (30) days after the end of each calendar quarter, a cash flow statement) covering Borrower’s and Borrower’s Subsidiaries’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time, including but not limited to annual financial projections for each fiscal year to be delivered to Bank no later than October 31 of the preceding year with updated projections to be provided by Borrower to Bank on April 30 of each year; and (f) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s intellectual property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.4    Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

6.5    Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6    Insurance.

(a)    Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)    All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7    Accounts. Borrower shall maintain its primary depository, operating, and investment accounts with Bank and/or Comerica Securities, Inc. Notwithstanding the foregoing, Borrower may not have depository, operating and/or investment accounts outside Bank or Comerica Securities, Inc. aggregating in excess of Two Million Dollars ($2,000,000) without a control agreement over such accounts in form and content reasonably satisfactory to Bank.

6.8    Minimum Cash Balance. Borrower shall maintain at all times a balance of $15,000,000 in cash and cash equivalents with Bank or Bank’s affiliates.

6.9    Tangible Net Worth. Borrower shall maintain as of the end of each fiscal quarter, a Tangible Net Worth of not less than One Dollar ($1.00).

6.10    Right to Reset Covenants; Permitted Downstreaming. Bank retains the right to reset the financial covenants herein, and the amount of the Permitted Downstreaming, for the period following June 30, 2004, unless an Event of Default occurs before then.

6.11    Transfer of Ownership Interests. Borrower shall cause the issued and outstanding capital stock or other ownership interests of all of Borrower’s Subsidiaries, except the Dissolving Subsidiaries, not presently owned of record or held by Holdings, to be transferred to Holdings by no later than December 31, 2003. When and as the stock or other ownership interests of GmbH and Limited are transferred to Holdings, Holdings shall execute and deliver to Bank an instrument of assignment with respect to such interests, duly executed in blank by Holdings (together with the certificate(s) for such interests (if reissued)).

6.12    Intellectual Property Rights.

(a)    Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registerable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)    Borrower shall, within 30 days of the last day of each fiscal quarter, give Bank written notice of any applications or registrations of Patents filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(c)    Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the priority of Bank’s security interest in the Intellectual Property Collateral. Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(d)    Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.13    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.    NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

7.1    Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of surplus, worn-out or obsolete Equipment which was not financed by Bank.

7.2    Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto). Borrower will not suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4    Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5    Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (a) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements, and (b) Borrower may repurchase Borrower’s common stock from the holders thereof in a number sufficient to reduce the total number of holders thereof to 500 or less, provided the aggregate purchase price of such repurchases does not exceed Two Hundred Thousand Dollars ($200,000); in each case, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments. Subject to Section 6.7, maintain or invest any of its property with a Person other than Bank unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank. Suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10    Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which

Borrower signs and files a financing statement where needed to perfect Bank’s security interest. Notwithstanding the foregoing, Borrower may maintain Equipment in locations other than that set forth in Section 10 hereof provided the value of such Equipment in any such location does not exceed $50,000.

7.11    Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12    Negative Pledge Agreements. Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower’s or such Subsidiary’s property.

8.    EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1    Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2    Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

8.3    Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4    Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Fifty Thousand Dollars ($150,000) or which could have a Material Adverse Effect;

8.7    Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

8.8    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.9    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.10    Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9.    BANK’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)    Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)    Bank may credit bid and purchase at any public sale; and

(i)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (h) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred, including without limitation to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3    Accounts Collection. At any time during the term of this Agreement, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7    Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Motive Communications, Inc. 12515-5 Research Blvd. Austin, TX 78759 Attn: Mr. Paul Baker FAX: (512) 531-2400

If to Bank:	Comerica Bank-California 9920 S. La Cienega Blvd., Suite 1401 Inglewood, CA 90301 Attn: Manager FAX: (310) 338-6110

with a copy to:	Comerica Bank-California 300 West Sixth Street, Suite 1300 Austin, TX 78701 Attn: Phillip A. Wright FAX: (512) 427-7178

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.     GENERAL PROVISIONS.

12.1     Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2     Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3     Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5     Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6     Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7     Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8     Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MOTIVE COMMUNICATIONS, INC.

By: /s/ Paul Baker

Title: Chief Financial Officer

COMERICA BANK-CALIFORNIA

By: /s/ Tim Klitch

Title: Senior Vice President

DEBTOR                             MOTIVE COMMUNICATIONS, INC.

SECURED PARTY:         COMERICA BANK-CALIFORNIA

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)    all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)    all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)    all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

EXHIBIT B-1

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M., P.S.T. / 3:30 P.M. E.S.T.

DEADLINE FOR EQUIPMENT ADVANCES IS 3:00 P.M., P.S.T. / 3:30 P.M. E.S.T. **

DEADLINE FOR WIRE TRANSFERS IS 1:30 P.M., P.S.T. / 3:30 P.M. E.S.T.

*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.

**Subject to 3 day advance notice.

TO: Loan Analysis	DATE:	TIME:
FAX #: (650) 846-6840

FROM:	MOTIVE COMMUNICATIONS, INC.	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name
The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
FROM:
	Authorized Signer’s Name	Authorized Request & Phone #
FROM:
	Authorized Signature (Borrower)	Received by (Bank) & Phone #
PHONE #:

Authorized Signature (Bank)

FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
Comp. Status: YES NO Status Date: Time: Approval:
OTHER INSTRUCTIONS:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)	YES	NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

EXHIBIT B-2

LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

The undersigned hereby certifies as follows:

I,                                 , am the                                  of Motive Communications, Inc. (“Borrower”).

This certificate is delivered on behalf of Borrower to Bank, pursuant to Section 2.1(f) of that certain Amended and Restated Loan and Security Agreement between the undersigned and Bank, as amended from time to time (the “Agreement”). The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Agreement have the same meaning herein as ascribed to them therein.

Borrower hereby requests on                                 ,              a LIBOR Rate Advance (the “Advance”) as follows:

(a)    (i) A rate conversion of an existing Prime Rate Advance from a Prime Rate Advance to a LIBOR Rate Advance; or

             (ii)    A continuation of an existing LIBOR Rate Advance as a LIBOR Rate Advance.

[Check (i) or (ii) above]

(b)    The date on which the Extension is to be made is                             , 200     .

(c)    The amount of the Extension is to be                              ($            ), for an Interest Period of                          days.

All representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this                              day of                         , 200    .

MOTIVE COMMUNICATIONS, INC.

By:

Title:

For Internal Bank Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date

____%

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: MOTIVE COMMUNICATIONS, INC. Commitment Amount: $15,000,000	Lender: Comerica Bank-California

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of ___			$	___________
2. Additions (please explain on reverse)			$	___________
3. TOTAL ACCOUNTS RECEIVABLE			$	___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 120 days due	$	___________
5. Balance of 25% over 120 day accounts	$	___________
6. Concentration Limits
7. Foreign Accounts	$	___________
8. Governmental Accounts	$	___________
9. Contra Accounts	$	___________
10. Demo Accounts	$	___________
11. Intercompany/Employee Accounts	$	___________
12. Other (please explain on reverse)	$	___________
13. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS			$	___________
14. Eligible Accounts (#3 minus #13)			$	___________
15. LOAN VALUE OF ACCOUNTS (80% of #14)			$	___________

BALANCES
16. Maximum Loan Amount			$	___________
17. Total Funds Available [Lesser of #16 or #15]			$	___________
18. Present balance owing on Line of Credit			$	___________
19. Outstanding under Sublimits (Letters of Credit)			$	___________
20. RESERVE POSITION (#17 minus #18 and #19)			$	___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Second Amended and Restated Loan and Security Agreement between the undersigned and Comerica Bank-California.

[BORROWER]

By:

Authorized Signer

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:                COMERICA BANK-CALIFORNIA

FROM:            MOTIVE COMMUNICATIONS, INC.

The undersigned authorized officer of MOTIVE COMMUNICATIONS, INC. hereby certifies that in accordance with the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                              with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements	Monthly within 30 days	Yes	No
Annual (CPA Audited)	FYE within 120 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 30 days	Yes	No
A/R Audit	Initial and Semi-Annual	Yes	No
IP Report/cash flow statement	Quarterly within 30 days	Yes	No
Financial projections	October and April	Yes	No
Total amount of Borrower’s cash and investments	Amount: $________	Yes	No
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $________	Yes	No

Financial Covenant	Required	Actual	Complies
Measured on a Quarterly Basis:
Minimum Tangible Net Worth	$1.00	$________	Yes	No
Measured at All Times
Minimum Cash Balance (please explain below)[1]	$15,000,000	$________	Yes	No
Amount in Monarch Account		$________
Amount in T-Bills		$________
_____________________		$________
Borrower’s Total Liquidity		$________

Comments Regarding Exceptions: See Attached. Sincerely, SIGNATURE TITLE DATE	BANK USE ONLY Received by: AUTHORIZED SIGNER Date: Verified: AUTHORIZED SIGNER Date: Compliance Status Yes No

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1: Definitions)

Subordinated Debt: Subordinated Promissory Notes in aggregate amount of $12,500,000, issued pursuant to Unit Purchase Agreement, dated as of October 4, 2002, by and among Borrower and the Investors party thereto.

Permitted Investments (Section 1.1: Definitions)

Borrower’s current Permitted Investments include marketable securities in accounts with Comerica, Prudential, Chase, and Morgan Stanley Dean Witter.

Borrower has Permitted Investments in the following subsidiaries:

Motive Communications Holdings, Inc. (Delaware)

Motive Communications (UK) Limited

Motive Communications GmbH (Swiss)

Motive Communications Japan K.K.

Motive Communications Deutschland GmbH

Motive Communications Canada, Inc. (Federal Corporation)

Motive Communications Spain

Motive Communications Korea LLC

Motive Communications Holdings, Inc.—Hong Kong Representative Office

Motive Communications Holdings, Inc.—Taiwan Branch Office

Motive Communications France

Motive Communications Australia Pty Limited (currently being dissolved)

BroadJump Japan K.K. (currently being dissolved)

BroadJump (UK) Limited (currently being dissolved)

BroadJump Australia Pty Limited (currently being dissolved)

Permitted Liens (Section 1.1: Definitions)

Other than liens held by the Bank, there are no other liens except those created through office lease agreements.

Inbound Licenses (Section 5.6)

None

Name; Locations (Section 5.7)

Borrower was originally incorporated under the name of Motive Software, Inc. Borrower changed its corporate name to Motive Communications, Inc. in 1998.

Motive and its Subsidiaries have physical offices at the locations on Attachment I

Litigation (Section 5.8)

On September 10, 2002, Borrower filed a lawsuit against Peregrine Systems, Inc., Peregrine Remedy, Inc. and certain related individuals in state district court in Travis County, Texas. In this lawsuit, Borrower asserted claims and causes of action associated with a $27 million Software Source Code License Agreement, dated March 28, 2002, that was entered into by Borrower, as licensor, and Peregrine Systems, Inc., as licensee, in March of 2002. Borrower asserted, among other things, claims of fraud and misappropriation of trade secrets by the various defendants. On September 20, 2002, Peregrine Systems, Inc. filed a counter-claim against Borrower asserting, among other things, breach of contract by Borrower as a result of its bringing suit against Peregrine Systems, Inc. and seeking, among other things, related money damages and a judicial determination that the Software Source Code License Agreement is of no force or effect. On September 23, 2002, Peregrine Systems, Inc. and Peregrine Remedy, Inc. filed bankruptcy petitions in Delaware under Chapter 11 of the U.S. Bankruptcy Code. Under the Bankruptcy Code, those filings have the effect of staying all proceedings in the lawsuit pending in Travis County district court. In that regard, Borrower has filed an adversary complaint against Peregrine Systems, Inc. and Peregrine Remedy, Inc. Borrower and Peregrine entered into a Settlement Agreement on January 19, 2003, pursuant to which Peregrine has agreed to pay Borrower a total of $9,000,000 as settlement of claims, to be paid as follows: (a) $4,000,000 to be paid within 11 days of Peregrine’s Plan of Reorganization being confirmed by the Bankruptcy Court, and the remaining $5,000,000 to be paid in four equal installments of $1,250,000 over the following four years. The Bankruptcy Court has not yet confirmed Peregrine’s Plan.

Attachment I

Motive Communications, Inc. and Subsidiaries Physical Locations

Corporate Headquarters

Austin, Texas Motive Communications, Inc. 12515 Research Blvd. Building 5 Austin, Texas 78759-2247 512-339-8335 (main) 512-531-2527 (sales) 512-339-9040 (fax)

International Headquarters

Europe Motive Communications (UK) Ltd. 1 Northumberland Avenue Trafalgar Square London WC2N 5BW U.K. +44 (0) 20 8938 6333 (phone) +44 (0) 20 8938 7711 (fax)	Asia Pacific Motive Communications, Inc. 12515 Research Blvd. Building 5 Austin, Texas 78759-2247 512-339-8335 (main) 512-531-2527 (sales) 512-339-9040 (fax)

Regional Foreign Offices

Canada 675 Cochrane Drive 6th floor East Tower Markham, Ontario Canada L3R 0B8 905.530.2088 (phone) 905.530.2188 (fax)	China 33A Tower 2 70 Robinson Road Mid-levels, Hong Kong +852,2549.4667 (phone)	France Motive Communications France 54,56 Avenue Hoche 75008 Paris +33 1 5660 5040 (phone) +33 1 5660 5556 (fax)

Germany

Motive Communications Inc.

Maximilianstrasse 35a

Munich 80539

+49 89 242 18 418 (phone)

+49 89 242 18 200 (fax)

Sales Office:

Konigsstrasse 10C

Stuttgart, 70173

+49 89 242 18 418 (phone)

+49 89 242 18 200 (fax)

	Japan Motive Communications K.K. Brodly Nishishinbashi 9F 1-9-1 Nishishinbashi Minato-ku Tokyo, 105-0003 +81 03-5511-3445 (phone) +81 03-5511-3447 (fax) www.motive.co.jp	Korea 27th Floor, Korea World Trade Center 159-1 Samsung-dong, Gangnamgu Seoul 135-729, Korea +82.2.6007.2187 (phone) +82.2.551.2710 (fax)

Switzerland Motive Communications GmbH Alderstrasse 22 CH-8008 Zurich +41-1-380-7330 (phone) +41-1-380-7325 (fax)	Taiwan 4F, 200, Sec.1 Keelung Rd. Taipei, Taiwan (02) 2722.7222 ext. 168 (phone) (02) 2722.7022 (fax)
U.S. Sales Offices
California 2603 Camino Ramon Suite 200 San Ramon, CA 94583	Colorado 1099 18th Street Suite 0980 Denver, CO 80202	Kansas 6731 West 121st Street Suite 323/325 Overland Park, KS 66209
Massachussetts 760 Chief Justice Cushing Way Suite B2 Cohasset, MA 02025	Minnesota 601 Carlson Parkeway Suite 1050 Minnetonka, MN 55305

CORPORATE RESOLUTIONS TO BORROW

Borrower:        MOTIVE COMMUNICATIONS, INC.

I, the undersigned Secretary or Assistant Secretary of MOTIVE COMMUNICATIONS, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Comerica Bank-California (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Second Amended and Restated Loan and Security Agreement dated as of June 30, 2003 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank

1

may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on June     , 2003 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

2

COMERICA BANK-CALIFORNIA

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolver)

Name(s): MOTIVE COMMUNICATIONS, INC. Date:                            June 30, 2003

$0	credited to deposit account No. 1891 581397 when Advances are requested by Borrower

Amounts paid to others on your behalf:

$0	to Comerica Bank-California for Loan Fee

$0	to Comerica Bank-California for Document Fee

$0	to Comerica Bank-California for accounts receivable audit (estimate)

$0	to Bank counsel fees and expenses

$0	to _______________

$0	to _______________

$0	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank-California to disburse the loan proceeds as stated above.

/s/ Wes Jones Signature	/s/ Paul Baker Signature

COMERICA BANK-CALIFORNIA

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Term Loan)

Name(s): MOTIVE COMMUNICATIONS, INC. Date:                            June 30, 2003

$0	credited to deposit account No. 1891 581397 when Advances are requested by Borrower

Amounts paid to others on your behalf:

$0	to Comerica Bank-California for Loan Fee

$0	to Comerica Bank-California for Document Fee

$0	to Comerica Bank-California for accounts receivable audit (estimate)

$0	to Bank counsel fees and expenses

$0	to _______________

$0	to _______________

$0	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank-California to disburse the loan proceeds as stated above.

/s/ Wes Jones Signature	/s/ Paul Baker Signature

AGREEMENT TO PROVIDE INSURANCE

TO: COMERICA BANK-CALIFORNIA attn: Collateral Operations, M/C 4604 9920 South La Cienega Blvd, 14th Floor Inglewood, CA 90301	Date: June 30, 2003 Borrower: MOTIVE COMMUNICATIONS, INC.

In consideration of a loan in the amount of $23,708,000, secured by all tangible personal property including inventory and equipment.

I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

I/We also agree to advise the below named agent to add Comerica Bank-California as lender’s loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

I/We understand that the policy must contain:

1.	Fire and extended coverage in an amount sufficient to cover:

(a)	The amount of the loan, OR

(b)	All existing encumbrances, whichever is greater,

But not in excess of the replacement value of the improvements on the real property.

2.    Lender’s “Loss Payable” Endorsement Form 438 BFU in favor of Comerica Bank-California, or any other form acceptable to Bank.

INSURANCE INFORMATION

Insurance Co./Agent	Summit Global Partners 8900 Shoal Creek Blvd. #400 Austin, TX 78757	Telephone No.:
Agent’s Address:

Signature of Obligor: Motive Communication, Inc. by /s/ Wes Jones

Signature of Obligor: Motive Communication, Inc. by /s/ Paul Baker

FOR BANK USE ONLY

INSURANCE VERIFICATION: Date:

Person Spoken to:

Policy Number:

Effective From: To:

Verified by:

COMERICA BANK-CALIFORNIA Member FDIC	AUTOMATIC DEBIT AUTHORIZATION

To: Comerica Bank-California
Re: Loan #___________________________________
You are hereby authorized and instructed to charge account No. 1891 581397 in the name of MOTIVE COMMUNICATIONS, INC.
for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.
X Debit each interest payment as it becomes due according to the terms of the note and any renewals or amendments thereof.
X Debit each principal payment as it becomes due according to the terms of the note and any renewals or amendments thereof.
This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

/s/ Wes Jones	June 30, 2003

/s/ Paul Baker	June 30, 2003

COMERICA BANK-CALIFORNIA Member FDIC	AUTOMATIC DEBIT AUTHORIZATION

To: Comerica Bank-California
Re: Loan #___________________________________
You are hereby authorized and instructed to charge account No. 1891 581397 in the name of MOTIVE COMMUNICATIONS, INC.
for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.
X Debit each interest payment as it becomes due according to the terms of the note and any renewals or amendments thereof.
X Debit each principal payment as it becomes due according to the terms of the note and any renewals or amendments thereof.
This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

/s/ Wes Jones	June 30, 2003

/s/ Paul Baker	June 30, 2003

DEBTOR:                            MOTIVE COMMUNICATIONS, INC.

SECURED PARTY:        COMERICA BANK-CALIFORNIA

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO UCC NATIONAL FORM FINANCING STATEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)    all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)    all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)    all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.